                                  SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                      EXCHANGE ACT OF 1934 (AMENDMENT NO.)

 Filed by the registrant [X]
 Filed by a party other than the registrant [ ]
 Check the appropriate box:


[ ]      Preliminary proxy statement              [ ]      Confidential, for Use
                                                           of the Commission
                                                           Only (as permitted by
                                                           Rule 14a-6(e)(2))
[X]      Definitive proxy statement
[ ]      Definitive additional materials
[ ]      Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                                  TENNECO INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                       N/A
(NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of filing fee (Check the appropriate box):

         [X]     No fee required.

         [ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

         [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

         (1)     Title of each class of securities to which transaction applies:

         (2)     Aggregate number of securities to which transaction applies:

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

         (4)     Proposed maximum aggregate value of transaction:

         (5)     Total fee paid:

         [ ]     Fee paid previously with preliminary materials.

         [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1)     Amount previously paid:

         (2)     Form, schedule or registration statement no.:

         (3)     Filing party:

         (4)     Date filed:

TENNECO INC
1275 KING STREET
GREENWICH, CONNECTICUT 06831-2946
(203) 863-1000                                                      TENNECO LOGO

                                                                   April 1, 1999

To the Shareowners of Tenneco Inc.:

     The Annual Meeting of Shareowners of the Company will be held Tuesday, May 11, 1999, at 10:30 a.m. at the Corporate Headquarters of the Company, 1275 King Street, Greenwich, Connecticut. A Notice of the meeting, a Proxy, and a Proxy Statement containing information about the matters to be acted upon are enclosed.

     Holders of Common Stock are entitled to vote at the Annual Meeting on the basis of one vote for each share held.

     A record of the Company's activities for the year 1998 is contained in the Annual Report to Shareowners. We urge each Shareowner who cannot attend the Annual Meeting to please assist us in preparing for the meeting by either completing, executing, and returning your Proxy promptly or using our new telephone or internet voting procedures.

                                               Very truly yours,

                                                       Dana G. Mead sig

                                                         DANA G. MEAD

                                                 Chairman and Chief Executive
                                                            Officer

TENNECO INC
1275 KING STREET
GREENWICH, CONNECTICUT 06831-2946
(203) 863-1000                                                    [TENNECO LOGO]

                                   NOTICE OF
                         ANNUAL MEETING OF SHAREOWNERS
                                  MAY 11, 1999

     The Annual Meeting of Shareowners of Tenneco Inc. will be held at the Corporate Headquarters of the Company, 1275 King Street, Greenwich, Connecticut, on Tuesday, May 11, 1999, at 10:30 a.m., local time.

     The purposes of the meeting are:

     1. To elect two Directors for a term to expire at the 2002 Annual Meeting of Shareowners;

     2. To approve the appointment of Arthur Andersen LLP as independent public accountants for the year 1999;

     3. To act upon a shareowner proposal that may be introduced at the meeting as set forth in the accompanying Proxy Statement; and

     4. To act upon such other matters as may be properly brought before the meeting affecting the business and affairs of the Company.

     The Board of Directors knows of no other matters at this time that may be brought before the meeting. Holders of Common Stock of record at the close of business on March 19, 1999, are entitled to vote at the meeting. A list of these Shareowners will be available for inspection for 10 days preceding the meeting at the Corporate Headquarters of the Company, 1275 King Street, Greenwich, Connecticut, and will also be available for inspection at the meeting.

     Each Shareowner who does not expect to attend the meeting is urged to either complete, date, and sign the enclosed Proxy and return it to the Company in the enclosed envelope, which requires no postage if mailed in the United States, or utilize our new telephone or internet voting procedures.

                                            By Order of the Board of Directors

                                                      KARL A. STEWART
                                                         Secretary

Greenwich, Connecticut
April 1, 1999

TENNECO INC                                                       [TENNECO LOGO]

1275 KING STREET
GREENWICH, CONNECTICUT 06831-2946
(203) 863-1000

                                                                   April 1, 1999

                                PROXY STATEMENT

     This statement is furnished in connection with the solicitation on behalf of the Board of Directors of the Company of Proxies to be voted at the Annual Meeting of Shareowners on May 11, 1999, for the purposes set forth in the accompanying Notice of the meeting. Holders of Common Stock of record at the close of business on March 19, 1999, will be entitled to vote at the Annual Meeting. Each share is entitled to one vote. Shares represented by Proxies will be voted at the Annual Meeting. At March 19, 1999, there were 169,991,634 shares of Common Stock outstanding and entitled to vote. This Proxy Statement is first being mailed to Shareowners on or about April 1, 1999. Unless the context otherwise requires, references to the "Company" for periods prior to the reorganization completed in December 1996 are to the company then known as Tenneco Inc.

                             ELECTION OF DIRECTORS
                                    (ITEM 1)

     The Board of Directors presently consists of 12 members, divided into three classes. The following two nominees (Class III), each of whom currently serves as a director of the Company, are proposed to be elected at this Annual Meeting to serve for a term to expire at the 2002 Annual Meeting of Shareowners and until their successors are chosen and have qualified. Eight directors will continue to serve as set forth below. Messrs. Henry U. Harris, Jr. and Clifton
R. Wharton, Jr., currently members of the Board of Directors, will retire following the Annual Meeting in accordance with the Board's normal retirement policy. The persons named as proxy voters in the accompanying Proxy, or their substitutes, will vote for the nominees for directors, each of whom has been designated as such by the Board of Directors. If, for any reason not presently known, any of the nominees is not available for election, another person or other persons who may be nominated will be voted for at the discretion of the proxy voters. Directors are elected by the vote of a majority of the shares, present in person or by proxy, constituting a quorum at the meeting.

     Brief statements setting forth the age (at April 1, 1999), the principal occupation, employment during the past five years, the year in which first elected a director, and other information concerning each nominee and the remaining directors appear below.

                NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS
 FOR THREE-YEAR TERM EXPIRING AT THE 2002 ANNUAL MEETING OF SHAREOWNERS (CLASS
                                      III)

                                Sir David Plastow was Chairman of the Medical Research
[SIR DAVID PLASTOW PHOTO]       Council, which promotes and supports research and
                                post-graduate training in the biomedical and other sciences, from 1990 to 1998. He served as Chairman of Inchcape plc, a multi-national marketing and distribution company, from June
                                1992 to December 1995, and Chairman and Chief Executive
                                Officer of Vickers plc, an engineering and manufacturing
                                company headquartered in London, from January 1987 to May
                                1992. He is also a director of Lloyds TSB Group plc and FT
                                Everard & Sons Limited.
                                Sir David Plastow is 66 and has been a Director of the
                                Company since May 1996, and previously served as a member of the Board of Directors from 1985 until 1992. He is a member of the Compensation and Benefits Committee; the Nominating
                                and Management Development Committee; and the Three-year
                                Independent Director Evaluation Committee.
--------------------------------------------------------------------------------------------
                                Paul T. Stecko is President and Chief Operating Officer of
[PAUL T. STECKO PHOTO]          the Company. Mr. Stecko has served as an executive officer of the Company since January 1, 1997 when he was elected
                                Chief Operating Officer; thereafter, on November 16, 1998, he was elected as a Director and President of the Company.
                                He also served as the President and Chief Executive Officer of Tenneco Packaging Inc., a wholly-owned subsidiary of the
                                Company, from December 1993 until January 1997. Prior to
                                that time, Mr. Stecko served as an executive officer of
                                International Paper Corporation for three years and a
                                Division Manufacturing Manager for two years. He is also a director of State Farm Mutual Insurance Company.
                                Mr. Stecko is 54 and has been a Director of the Company
                                since November 1998.

             MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE
       TERM EXPIRING AT THE 2000 ANNUAL MEETING OF SHAREOWNERS (CLASS I)

                                Mark Andrews has been Chairman of Andrews Associates, Inc.,
[MARK ANDREWS PHOTO]            a government consulting firm, since February 1987. From 1963 to 1980, he served in the U.S. House of Representatives, and from 1980 to 1986 he served in the U.S. Senate. He is also a director of Union Storage Co.
                                Mr. Andrews is 72 and has been a Director of the Company
                                since 1987. He is a member of the Compensation and Benefits
                                Committee and the Nominating and Management Development
                                Committee.

--------------------------------------------------------------------------------------------
                                W. Michael Blumenthal was a senior advisor to Lazard Freres
[W. MICHAEL BLUMENTHAL PHOTO]   & Co. L.L.C., an investment banking firm, from 1995 through
                                1996 and was a limited partner of that firm from April 1990 through December 1994. Prior to that time, he was Chairman of Unisys Corporation, a manufacturer of business
                                information systems, and had been an executive officer of
                                that company for more than five years. Mr. Blumenthal also served as U.S. Secretary of the Treasury from 1977 to 1979.
                                He is also a director of DaimlerChrysler Services (debis)
                                AG.
                                Mr. Blumenthal is 73 and has been a Director of the Company since 1985. He is a member of the Executive Committee and a member and the Chairman of the Nominating and Management
                                Development Committee.

                                Belton K. Johnson is engaged in investments and has pursued such interests
[BELTON K. JOHNSON PHOTO]       for more than five years.
                                Mr. Johnson is 69 and has been a Director of the Company since 1979. He is a member of the Executive Committee and the Compensation and Benefits
                                Committee.

-----------------------------------------------------------------------------------------------------------
                                William L. Weiss has been Chairman Emeritus of Ameritech Corporation, a
[WILLIAM L. WEISS PHOTO]        telecommunications and information services company, since 1994, formerly serving as Chairman and Chief Executive Officer of that company for more than ten years. Mr. Weiss is a director of Abbott Laboratories, Inc.,
                                Merrill Lynch & Co., Inc., and The Quaker Oats Company.
                                Mr. Weiss is 69 and has been a Director of the Company since 1994. He is a member and the Chairman of the Audit Committee and the Three-year
                                Independent Director Evaluation Committee.

             MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE
       TERM EXPIRING AT THE 2001 ANNUAL MEETING OF SHAREOWNERS (CLASS II)

                                Larry D. Brady has been President of FMC Corporation, a
[LARRY D. BRADY PHOTO]          producer of chemicals and machinery for industry,
                                agriculture, and government, since 1993, prior to which he served in various executive capacities with that company for more than five years. He is also a director of FMC
                                Corporation and Harnischfeger Industries, Inc.
                                Mr. Brady is 56 and has been a Director of the Company since
                                January 1998 and is a member of the Compensation and
                                Benefits Committee and the Three-year Independent Director
                                Evaluation Committee.

                                M. Kathryn Eickhoff has been President of Eickhoff Economics, Inc., a
[M. KATHRYN EICKHOFF PHOTO]     consulting firm, since 1987. From 1985 to 1987, she was Associate Director for Economic Policy for the U.S. Office of Management and Budget, and prior to 1985, was Executive Vice President and Treasurer of Townsend-Greenspan &
                                Co., Inc., an economic consulting firm. She is also a director of AT&T
                                Corp., Pharmacia & Upjohn, Inc., and Fleet Bank, NA.
                                Ms. Eickhoff is 59, has been a Director of the Company since 1987, and is a member of the Executive Committee, Audit Committee, and Nominating and
                                Management Development Committee. She previously served as a member of the
                                Board of Directors from 1982 until her resignation to join the Office of
                                Management and Budget in 1985.

-----------------------------------------------------------------------------------------------------------
                                Dana G. Mead is Chairman and Chief Executive Officer of the Company and has
[DANA G. MEAD PHOTO]            served as an executive officer of the Company since April 1992, when he joined the Company as Chief Operating Officer. Prior to joining the
                                Company, Mr. Mead served as an Executive Vice President of International
                                Paper Company, a manufacturer of paper, pulp, and wood products, from 1988, and served as Senior Vice President of that company from 1981. He is also a director of Textron Inc., Zurich Allied AG and Pfizer Inc.
                                Mr. Mead is 63 and has been a Director of the Company since 1992. He is a member and the Chairman of the Executive Committee.

                                Roger B. Porter is Director of the Center for Business and
[ROGER B. PORTER PHOTO]         Government at Harvard University and is the IBM Professor of
                                Business and Government. Mr. Porter has served on the
                                faculty at Harvard University since 1977. Mr. Porter also
                                held senior economic policy positions in the Ford, Reagan
                                and Bush White Houses, serving as special assistant to the
                                President and executive secretary of the Economic Policy
                                Board from 1974 to 1977, as deputy assistant to the
                                President and director of the White House Office of Policy
                                Development from 1981 to 1985, and as assistant to the
                                President for economic and domestic policy from 1989 to
                                1993. He is also a director of RightCHOICE Managed Care,
                                Inc., National Life Insurance Company, and Zions
                                Bancorporation.
                                Mr. Porter is 52 and has been a Director of the Company
                                since January 1998 and is a member of the Audit Committee
                                and the Three-year Independent Director Evaluation
                                Committee.

STOCK OWNERSHIP

                                   MANAGEMENT

     The following table sets forth, at January 31, 1999, the number of shares of Common Stock of the Company beneficially owned by: (i) each director or nominee for director; (ii) each of the executive officers whose names are set forth on the Summary Compensation Table at page 12; and (iii) all executive officers, directors, and nominees for director as a group. The table also shows:
(i) the Common Stock Equivalents held by directors and executive officers under the Stock Ownership Plan and Deferred Compensation Plans; and (ii) the total number of shares of Common Stock and Common Stock Equivalents.

                                                   SHARES
                                                  OF COMMON         COMMON           TOTAL
                                                 STOCK OWNED        STOCK         SHARES AND
                   DIRECTORS                      (1)(2)(3)     EQUIVALENTS(4)    EQUIVALENTS
                   ---------                     -----------    --------------    -----------
Mark Andrews...................................      13,098          1,565            14,663
W. Michael Blumenthal..........................      11,845          1,565            13,410
Larry D. Brady.................................       1,000          2,684             3,684
M. Kathryn Eickhoff............................       8,725          1,565            10,290
Henry U. Harris, Jr............................      12,827          1,565            14,392
Belton K. Johnson..............................      12,939          1,565            14,504
Dana G. Mead...................................     765,486         43,779           809,265(5)
Sir David Plastow..............................       3,400          2,493             5,893
Roger B. Porter................................       1,000          2,684             3,684
Paul T. Stecko.................................     180,634             --           180,634
William L. Weiss...............................       5,505          1,565             7,070
Clifton R. Wharton, Jr.........................       6,270          1,565             7,835
EXECUTIVE OFFICERS
-----------------------------------------------
Theodore R. Tetzlaff...........................     148,376             --           148,376
Robert T. Blakely..............................     154,535             --           154,535
John J. Castellani.............................      70,961             --            70,961
All executive officers and directors or
  nominees as a group(6).......................   1,437,553         62,598         1,500,151

------------
(1) Each director or nominee and executive officer has sole voting and investment power over the shares beneficially owned (or has the right to acquire shares as set forth in note (2) below) as set forth in this column, except for: (i) restricted shares that are held in trust for each director and executive officer under the Company's Stock Ownership Plan; and

                                             (Notes continued on following page)

    (ii) shares that executive officers of the Company have the right to acquire pursuant to the Company's Stock Ownership Plan.

(2) Includes: (i) restricted shares held in trust under the Company's Stock Ownership Plan; at January 31, 1999, Messrs. Mead, Stecko, Tetzlaff, Blakely, and Castellani held 66,025; 40,000; 20,535; 19,425; and 10,000 restricted shares, respectively, and Ms. Eickhoff and Messrs. Andrews, Blumenthal, Harris, Johnson, Weiss, and Wharton held 3,963; 6,547; 7,183; 300; 5,828; 680; and 2,580 restricted shares, respectively; and (ii) shares that are subject to options, which were granted under the Stock Ownership Plan and are exercisable at January 31, 1999, or within 60 days of said date, for Messrs. Mead, Stecko, Tetzlaff, Blakely and Castellani, to purchase 616,176; 115,481; 89,871; 84,939; and 52,808 shares respectively, and 1,000 shares for each of Ms. Eickhoff and Messrs. Andrews, Blumenthal, Brady, Harris, Johnson, Plastow, Porter, Weiss and Wharton.

(3) Less than one percent of the outstanding shares of the Company's Common
    Stock.

(4) Common Stock Equivalents are distributed in shares of Common Stock of the Company after a director ceases to serve as a director of the Company or upon retirement of the officer, as applicable, except that certain Common Stock Equivalents credited under the Outside Directors' Deferred Compensation Plan may be distributed in cash. For more information on Common Stock Equivalents, see "Common Stock Equivalents/Options" and "Directors' Deferred Compensation Plan" on page 17.

(5) Since 1994, Mr. Mead has deferred a total of $1.1 million of cash incentive compensation into Common Stock equivalent units under the Company's Deferred Compensation Plan.

(6) Includes 991,185 shares that are subject to options that are exercisable within 60 days of January 31, 1999, by all executive officers and directors of the Company as a group, and includes 183,066 restricted shares that are held in trust under the Company's Stock Ownership Plan, for all executive officers and directors of the Company as a group.

                              CERTAIN SHAREOWNERS

     The following table sets forth, as of March 19, 1999, the name, address, and Common Stock ownership for each person known by the Company to be the beneficial owner of more than five percent of the Company's outstanding Common Stock (the only class of voting securities outstanding).

                NAME AND ADDRESS                    SHARES OF COMMON     PERCENT OF COMMON
            OF BENEFICIAL OWNER (1)                  STOCK OWNED(1)     STOCK OUTSTANDING(1)
            -----------------------                 ----------------    --------------------
Barrow, Hanley, Mewhinney & Strauss, Inc. ......     21,206,280(2)            12.47%(2)
  One McKinney Plaza
  3232 McKinney Avenue
  15th Floor
  Dallas, Texas 75204-2429
Morgan Stanley Dean Witter & Co. ...............      9,748,992(3)             5.73%(3)
  1585 Broadway
  New York, New York 10036
Delaware Management Holdings, Inc. .............      9,676,821(4)             5.69%(4)
  2005 Market Street
  Philadelphia, Pennsylvania 19103

------------
(1) The foregoing information is based on information contained in filings made with the Securities and Exchange Commission.

(2) Barrow, Hanley, Mewhinney & Strauss, Inc. has indicated that it has sole voting power over 5,104,460 shares, shared voting power over 16,101,820 shares, and sole dispositive power over 21,206,280 shares. Barrow, Hanley also advised the Company that it is a registered investment advisor and these shares are held on behalf of various clients. These shares include 16,365,800 shares (9.62%) held on behalf of the Vanguard Windsor II Fund, The Vanguard Group, 455 Devon Park Drive, Wayne, Pennsylvania 19087-1815.

(3) Morgan Stanley Dean Witter & Co. has indicated that it has shared voting power over 9,599,905 shares, and shared dispositive power over 9,748,992 shares.

(4) Delaware Management Holdings, Inc. has indicated that it has sole voting power over 9,189,721 shares, shared voting power over 487,100 shares, and sole dispositive power over 9,676,821 shares.

THE BOARD OF DIRECTORS

     The Board of Directors of the Company is currently composed of 12 members, consisting of 10 members who are not officers of the Company (the "Outside Directors") and 2 members who are officers of the Company (the "Inside Directors"). With the retirement of Messrs. Harris and Wharton in May of this year, the Board will be composed of 8 Outside Directors and 2 Inside Directors. The Board of Directors believes that the Company's ratio of Outside Directors to Inside Directors represents a commitment to the independence of the Board, and a focus on matters of importance to its Shareowners. In addition, on an ad hoc basis, the Board has designated, and from time to time will designate, an Outside Director as the "lead" director with respect to special matters or discussions affecting the Company.

     During 1998, the Board of Directors held nine meetings. Each director attended more than 75% of the aggregate of all meetings of the Board of Directors and all meetings of the committees of the Board on which the director served.

     There are five standing committees of the Board of Directors, which have the following described responsibilities and authority.

     The Audit Committee, comprised solely of Outside Directors, has the responsibility, among other things, to: (i) recommend the selection of the Company's independent public accountants; (ii) review and approve the scope of the independent public accountants' audit activity and extent of non-audit services; (iii) review with management and the independent public accountants the adequacy of the Company's basic accounting system and the effectiveness of the Company's internal audit plan and activities; (iv) review with management and the independent public accountants the Company's certified financial statements and exercise general oversight of the Company's financial reporting process; and (v) review with the Company litigation and other legal matters that may affect the Company's financial condition and monitor compliance with the Company's business ethics and other policies. Four meetings of the Audit Committee were held in 1998.

     The Compensation and Benefits Committee, comprised solely of Outside Directors, has the responsibility, among other things, to: (i) establish the salary rate of officers and employees of the Company and its subsidiaries; (ii) examine periodically the compensation structure of the Company; and (iii) supervise the welfare and pension plans and compensation plans of the Company. One meeting of the Compensation and Benefits Committee was held in 1998.

     The Nominating and Management Development Committee, comprised solely of Outside Directors, has the significant corporate governance responsibilities, among other things, to: (i) review and determine the desirable balance of experience, qualifications and expertise among members of the Board; (ii) review possible candidates for membership on the Board of Directors and recommend a slate of nominees for election as directors at the Company's Annual Meeting of Shareowners; (iii) review the function and composition of the other committees of the Board of Directors and recommend membership on such committees; and (iv) review the qualifications and recommend candidates for election as officers of the Company. Three meetings of the Nominating and Management Development Committee were held in 1998.

     The Executive Committee, composed of 4 Outside Directors and 1 Inside Director, has, during the interval between the meetings of the Board of Directors, the authority to exercise all the powers of the Board that may be delegated legally to it by the Board in the management and direction of the business and affairs of the Company. No meetings of the Executive Committee were held in 1998.

     The Three-year Independent Director Evaluation Committee, comprised solely of Outside Directors, has the responsibility, among other things, to review the Company's Qualified Offer Rights Plan (adopted in September 1998) at least every three years and, if it deems it appropriate, recommend that the full Board modify or terminate such Plan. No meetings of the Three-year Independent Director Evaluation Committee were held in 1998.

     A Shareowner of the Company may nominate persons for election to the Board of the Company if the Shareowner submits such nomination, together with certain related information required by the Company's By-Laws, in writing to the Secretary of the Company not less than 50 days nor more than 75 days prior to the date of any Annual Meeting of Shareowners; provided, however, that if less than 65 days' notice or prior public disclosure of the meeting date is given or made to Shareowners, notice of the matter must be received not later than the close of business on the 15th day following the date of notice or public disclosure of the meeting date, whichever occurs first.

EXECUTIVE COMPENSATION

     The following table sets forth the remuneration paid by the Company: (i) to the Chairman of the Board and Chief Executive Officer; and (ii) to each of the four most highly compensated key executive officers of the Company, other than the Chairman of the Board and Chief Executive Officer, whose salary and bonus exceeded $100,000, for the years indicated. The table shows amounts earned by such persons in all capacities in which they served and includes compensation paid or accrued prior to the reorganization completed in December 1996.

                           SUMMARY COMPENSATION TABLE

                                            ANNUAL COMPENSATION                      LONG-TERM COMPENSATION
                                 ------------------------------------------   ------------------------------------
                                                                                      AWARDS             PAYOUTS
                                                                              -----------------------   ----------
                                                                   OTHER                                LONG-TERM
                                                                   ANNUAL    RESTRICTED                 INCENTIVE    ALL OTHER
                                                                  COMPEN-      STOCK                       PLAN       COMPEN-
  NAME AND PRINCIPAL POSITION    YEAR   SALARY(1)     BONUS      SATION(3)   AWARDS(4)     OPTIONS(5)   PAYOUTS(6)   SATION(7)
  ---------------------------    ----   ---------     -----      ---------   ----------    ----------   ----------   ---------
Dana G. Mead...................  1998   $1,029,617   $540,000    $  362,191  $1,521,450       --           --        $ 39,959
Chairman and Chief               1997   $1,012,638         --(2) $  332,874  $  950,078(8)   192,000       --        $ 39,251
 Executive Officer               1996   $  990,375   $900,000    $  815,217      --          213,000    $2,500,000   $153,256

Paul T. Stecko.................  1998   $  592,063   $400,000    $  365,501  $  845,250       --           --        $ 10,869
Director, President              1997   $  531,767   $550,000    $   90,539  $  604,650       94,509       --        $  8,708
 and Chief Operating             1996   $  426,258   $450,000    $   32,400      --          120,000    $1,200,000   $ 32,767
 Officer

Theodore R. Tetzlaff...........  1998   $  400,000   $240,000    $  107,608  $  507,150       --           --           --
General Counsel                  1997   $  400,000   $600,000(8) $   69,394  $  250,116(8)    46,700       --           --
                                 1996   $  400,000   $350,000    $   28,350      --           93,300    $1,050,000   $ 25,782

Robert T. Blakely..............  1998   $  445,760   $220,000    $  134,544  $  507,150       --           --        $ 15,254
Executive Vice                   1997   $  441,940   $480,000(8) $  577,513  $  199,957(8)    40,000       --        $ 14,693
 President and                   1996   $  433,300   $250,000    $  404,015      --           80,000    $ 900,000    $ 62,308
 Chief Financial Officer

John J. Castellani.............  1998   $  321,367   $110,000    $  199,530  $  338,100       --           --        $ 13,113
Executive Vice                   1997   $  311,816   $300,000(8) $  145,239      --           40,000       --        $ 12,547
 President                       1996   $  276,975   $180,000    $   11,595      --           40,000    $ 350,000    $ 31,971

------------
(1) Includes base salary plus amounts paid in lieu of Company matching contributions to the Thrift Plan.
(2) No cash bonus was paid to Mr. Mead in 1997. Mr. Mead elected to receive, in lieu of a cash bonus, options to purchase the Company's Common Stock.
(3) Includes amounts attributable to: (i) the value of personal benefits provided by the Company to its executive officers, which have an aggregate value in excess of $50,000, such as the personal use of Company-owned property, membership dues, assistance provided to such persons with regard to financial, tax and estate planning, and relocation expenses; (ii) reimbursement for taxes; and (iii) amounts paid as dividend equivalents on performance share equivalent units under the Company's Stock Ownership Plan ("Dividend Equivalents"). The amount of each such personal benefit that exceeds 25% of the

                                             (Notes continued on following page)
    estimated value of the total personal benefits provided by the Company, reimbursement for taxes, and amounts paid as Dividend Equivalents to the individuals named in the table was as follows: During 1998: $49,000 for relocation expenses, $92,150 for use of Company-owned property, $76,886 in reimbursement for taxes, and $80,400 in Dividend Equivalents paid to Mr. Mead; $144,456 for relocation expenses, $92,951 in reimbursement for taxes and $52,800 in Dividend Equivalents for Mr. Stecko; $40,000 perquisite allowance, $34,008 for use of Company-owned property and $33,600 in Dividend Equivalents for Mr. Tetzlaff; $40,000 perquisite allowance, $21,100 for relocation expenses, $5,140 in reimbursement for taxes, and $30,000 in Dividend Equivalents paid to Mr. Blakely; and $94,569 for relocation expenses, $33,556 in reimbursement for taxes, and $20,400 in Dividend Equivalents paid to Mr. Castellani. During 1997: $119,398 for relocation expenses, $60,994 for use of Company-owned property, $52,965 in reimbursement for taxes, and $38,400 in Dividend Equivalents paid to Mr. Mead; $40,000 perquisite allowance, $18,841 for financial planning services, and $24,000 in Dividend Equivalents for Mr. Stecko; $40,000 perquisite allowance and $16,800 in Dividend Equivalents for Mr. Tetzlaff; $280,665 for relocation expenses, $194,510 in reimbursement for taxes, and $14,400 in Dividend Equivalents paid to Mr. Blakely; and $30,000 perquisite allowance, $67,806 for relocation expenses, $25,557 in reimbursement for taxes, and $9,600 in Dividend Equivalents paid to Mr. Castellani. During 1996: $378,755 for relocation expenses, $247,105 in reimbursement for taxes, and $67,500 in Dividend Equivalents paid to Mr. Mead; $32,400 and $28,350 in Dividend Equivalents for Messrs. Stecko and Tetzlaff, respectively; $257,407 for relocation expenses, $66,356 in reimbursement for taxes, and $24,300 in Dividend Equivalents paid to Mr. Blakely; and $2,145 in reimbursement for taxes, and $9,450 in Dividend Equivalents paid to Mr. Castellani.
(4) Includes the dollar value of grants of restricted stock made pursuant to the Company's Stock Ownership Plan based on the price of the Company's Common Stock on the date of grant. At December 31, 1998, Messrs. Mead, Stecko, Tetzlaff, and Blakely held restricted shares and/or performance share equivalent units, respectively, under such plan. The value at December 31, 1998 (based on a per share/equivalent unit price of $34.063 on that date) of all restricted shares/performance units held was $4,531,231 for Mr. Mead; $2,861,292 for Mr. Stecko; $1,653,248 for Mr. Tetzlaff; $1,513,249 for Mr.
    Blakely and $919,701 for Mr. Castellani. Dividends/Dividend Equivalents will be paid on the restricted shares/performance share equivalent units held by each individual.
(5) In 1997, Mr. Mead elected to receive options to purchase shares of the Company's Common Stock in lieu of a cash bonus, and accordingly options for 85,000 shares were granted to Mr. Mead. Mr. Stecko received 14,509 reload options in connection with the exercise of stock options during 1997. The remaining number of options granted in 1997 to Messrs. Mead and Stecko, together with all options awarded to Messrs. Tetzlaff, Blakely and Castellani represent the final one-third of a three-year award. For 1996, the number of
                                             (Notes continued on following page)
    options does not include options previously granted by the company then known as Tenneco Inc. ("Old Tenneco") and converted into options to purchase shares of the Company's Common Stock.

(6) For 1996, the amounts attributed to LTIP Payouts represent the value of performance share equivalent units for Old Tenneco that were vested and distributed as shares of Old Tenneco common stock on November 1, 1996, pursuant to the reorganization. The value stated is the average of the high and low trading prices of a share of Old Tenneco common stock on November 1, 1996, the date the performance restrictions were removed. Messrs. Mead, Stecko, Tetzlaff, Blakely and Castellani received 50,000; 24,000; 21,000; 18,000 and 7,000 shares of Old Tenneco common stock, respectively, as a result of the reorganization (of such amount, certain shares were acquired by the Company in satisfaction of tax obligations and the remainder of such shares, now Common Stock of the Company, are held by the named individual).

(7) Includes amounts attributable during 1998 to benefit plans of the Company as follows:

     (a) The amounts contributed pursuant to the Thrift Plan for the accounts of Messrs. Mead, Stecko, Blakely and Castellani were $6,250; $6,250; $10,000 and $6,250, respectively.

     (b) The dollar values paid by the Company for insurance premiums under the Company's group life insurance plan for Messrs. Mead, Stecko, Blakely and Castellani were $33,709; $4,619; $5,254 and $6,863, respectively.

(8) Includes a special one-time award of 21,025 restricted shares to Mr. Mead; $250,000 and 5,535 restricted shares to Mr. Tetzlaff; $200,000 and 4,425 restricted shares to Mr. Blakely; and $100,000 to Mr. Castellani, to reflect their significant contributions related to the successful completion of Tenneco's restructuring in December 1996.

               OPTIONS EXERCISED IN 1998 AND 1998 YEAR-END VALUES

     The following table sets forth the number of stock options held at December 31, 1998, by the persons named in the Summary Compensation Table. No options to acquire shares of the Company's Common Stock were exercised during 1998.

                                         TOTAL NO. OF UNEXERCISED          VALUE OF UNEXERCISED
                                              OPTIONS HELD AT            IN-THE-MONEY OPTIONS HELD
                                             DECEMBER 31, 1998             AT DECEMBER 31, 1998
                                       -----------------------------   -----------------------------
                                       EXERCISABLE   NON-EXERCISABLE   EXERCISABLE   NON-EXERCISABLE
                                       -----------   ---------------   -----------   ---------------
Dana G. Mead..........................   519,434         466,075           --              --
Paul T. Stecko........................   100,002         188,812           --              --
Theodore R. Tetzlaff..................    78,262         136,042           --              --
Robert T. Blakely.....................    73,330         118,275           --              --
John J. Castellani....................    45,068          74,406           --              --

                           LONG-TERM INCENTIVE PLANS
          PERFORMANCE SHARE EQUIVALENT UNIT AWARDS IN LAST FISCAL YEAR

     The following table sets forth information concerning performance based awards made during 1998 to the persons named in the Summary Compensation Table.

                                            PERFORMANCE OR
                             NUMBER OF       OTHER PERIOD         ESTIMATED FUTURE PAYOUTS UNDER
                           SHARES, UNITS        UNTIL             NON-STOCK PRICE BASED PLANS(1)
                             OR OTHER       MATURATION OR     ---------------------------------------
         NAME              RIGHTS(1)(2)       PAYOUT(3)       THRESHOLD(4)    TARGET(4)    MAXIMUM(4)
         ----              -------------    --------------    ------------    ---------    ----------
Dana G. Mead...........       35,000           4 Years            25%           100%          150%
Paul T. Stecko.........       24,000           4 Years            25%           100%          150%
Theodore R. Tetzlaff...       14,000           4 Years            25%           100%          150%
Robert T. Blakely......       13,000           4 Years            25%           100%          150%
John J. Castellani.....        9,000           4 Years            25%           100%          150%

------------
(1) In January 1998, the persons named in the Summary Compensation Table were awarded performance share equivalent units under the Stock Ownership Plan. Estimated Future Payouts are based on achievement of specified goals based on: (i) Economic Value Added (EVA(R), a registered trademark of Stern Stewart & Co.), which is defined as after-tax operating profit minus the annual cost of capital, for 1998; and (ii) earnings per share for following years. The performance targets may be adjusted by the Compensation and Benefits Committee of the Board of Directors to reflect the effects of any corporate restructurings to the extent allowed by Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations applicable thereto.

(2) Each performance share equivalent unit represents one share of the Company's Common Stock. The number of performance share equivalent units listed in this column represents the target number of performance share equivalent units that may be earned under the award.

(3) Performance share equivalent units are earned at a rate of 25% per year based on achievement of annual EVA(R) goals for 1998 and earnings per share goals for following years.

(4) Represents maximum performance share equivalent units earned where the goals achieved are consistently within the indicated performance range on an individual year and accumulated four-year basis. The final performance equivalent units earned will be based on the higher of performance share equivalent units earned on an individual year basis or performance share equivalent units earned on an accumulated four-year basis.

                               PENSION PLAN TABLE

     The following table sets forth the aggregate estimated annual benefits payable upon normal retirement to persons in specified remuneration and years of credited participation classifications.

                     YEARS OF CREDITED PARTICIPATION
               -------------------------------------------
REMUNERATION      15         20         25          30
------------   --------   --------   --------   ----------
 $  600,000    $141,400   $188,600   $235,700   $  282,900
    700,000     165,000    220,000    275,000      330,000
    800,000     188,600    251,400    314,300      377,100
    900,000     212,100    282,900    353,600      424,300
  1,000,000     235,700    314,300    392,900      471,400
  1,200,000     282,900    377,100    471,400      565,700
  1,400,000     330,000    440,000    550,000      660,000
  1,600,000     377,100    502,900    628,600      754,300
  1,800,000     424,300    565,700    707,100      848,600
  2,000,000     471,400    628,600    785,700      942,900
  2,200,000     518,600    691,400    864,300    1,037,100

------------
NOTES:
 1. The benefits set forth above are computed as a straight life annuity and are based on years of credited participation and the employee's average compensation (salary and bonus); such benefits are not subject to any deduction for Social Security or other offset amounts. The years of credited participation for Messrs. Mead, Stecko, Blakely, and Castellani are 22, 21, 17, and 20 respectively (see the Summary Compensation Table on page 12 for salary and bonus information for Messrs. Mead, Stecko, Blakely and Castellani).

 2. Mr. Mead is entitled to the greater of benefits determined as described above or under an alternative formula designed to replicate the plans maintained by a former employer. Pursuant to the employment agreement with Mr. Stecko described under the heading "Employment Contracts and Termination of Employment and Change-in-Control Arrangements," the Company has agreed that his total pension payments will at least equal the amount he would have received had he continued to be covered under the pension plan maintained by his former employer.

 3. The Company provides Mr. Tetzlaff with an individual pension benefit. It is based on Mr. Tetzlaff's salary and bonus and also provides for guaranteed graduated minimum annual benefits starting at $100,000 per year.

 4. Pursuant to the Tenneco Inc. Supplemental Executive Retirement Plan, Mr. Blakely will, under certain circumstances, be deemed to have 25 years of credited participation for purposes of computing benefits under the Tenneco Inc. Supplemental Executive Retirement Plan.

                                             (Notes continued on following page)

 5. Pursuant to the agreement with Mr. Castellani described under the heading "Employment Contracts and Termination of Employment and Change-in-Control Arrangements," the Company has agreed, that under certain circumstances, Mr. Castellani will be deemed to have 20 years of credited participation for purposes of computing benefits under the Tenneco Inc. Supplemental Executive Retirement Plan.

                            ------------------------

COMPENSATION OF DIRECTORS

     FEE STRUCTURE. Each Outside Director is paid a retainer fee of $47,000 per annum for service on the Board of Directors. Beginning in 1998, 60% ($28,200) of the fee is paid in the form of stock-settled Common Stock Equivalents (the "Directors' Stock Equivalents") and 40% ($18,800) is paid in cash. Outside Directors also receive cash attendance fees and committee chair and membership fees, and reimbursement of their expenses for attending meetings of the Board of Directors. Outside Directors receive $1,500 for each meeting of the Board of Directors attended, and each Outside Director who serves as a Chairman of the Audit, Compensation and Benefits, or Nominating and Management Development Committees is paid a fee of $7,000 per Chairmanship. Outside Directors who serve as members of such committees are paid $4,000 per committee membership. Members of the Executive Committee and the Three-year Independent Director Evaluation Committee receive $1,500 plus expenses for each meeting of that committee attended.

     COMMON STOCK EQUIVALENTS/OPTIONS. For 1998, in payment of 60% of the retainer fee, each Outside Director received approximately 755 Directors' Stock Equivalents, with applicable dividend equivalents being reinvested as additional Common Stock Equivalents. Directors' Stock Equivalents are payable in shares of the Company's Common Stock after an Outside Director ceases to serve as a Director of the Company. Final distribution of such shares may be made either in a lump sum or in installments over a period of years. The Directors' Stock Equivalents are issued at 100% of the fair market value on the date of the grant. Each Outside Director receives an annual grant of options ("Directors Options") to purchase shares of the Company's Common Stock as additional incentive compensation for service on the Board of Directors. Beginning with the grants made in January 1998 to purchase 1,000 shares of the Company's Common Stock, the annual grant of Directors Options will be adjusted to reflect changes in the market value of shares of the Company's Common Stock. Directors Options are granted at 100% of fair market value on the day the option is granted with a term of ten years and fully vest six months from the grant date. Once vested, the Directors Options are exercisable at any time during the option term.

     DIRECTORS' DEFERRED COMPENSATION PLAN. The Company has a voluntary deferred compensation plan for Outside Directors. Pursuant to the plan, an Outside Director may elect, prior to the commencement of the next calendar year, to have up to 40% ($18,800) of his or her retainer fee and all or a portion of his or her meeting fees credited to a deferred compensation account. Payment of deferred fees, together with interest and/or earnings, may be deferred until the earlier of: (i) the year next following the date upon which he or she ceases to be a director of the Company; or (ii) the year selected by the director for commencement of payment of the deferred amount. The plan provides Outside Directors with various investment options which include stock equivalent units of the Company's Common Stock, which may be paid out in either cash or shares of the Company's Common Stock.

     DISCONTINUED RETIREMENT PLAN. In 1996, the Board eliminated the Outside Directors' retirement plan, which provided retirement benefits based on years of service and the aggregate amount of director and committee fees being received at the time of retirement. Annually, in satisfaction of residual obligations of the Company under the discontinued retirement plan, Ms. Eickhoff and Messrs. Andrews, Blumenthal, Weiss, and Wharton each receive 340 restricted shares of Common Stock. Such restricted shares may not be sold, transferred, assigned, pledged, or otherwise encumbered and are subject to forfeiture should the director cease to serve on the Board prior to the expiration of the restricted period that ends upon such director's normal retirement from the Board, unless such director is disabled, dies, or the Compensation and Benefits Committee of the Board, at its discretion, determines otherwise. During such restricted period, holders of restricted shares are entitled to vote the shares and receive dividends.

     The report of the Compensation and Benefits Committee and the performance graph that appear immediately below are not deemed to be soliciting material or to be filed with the Securities and Exchange Commission under the Securities Act of 1933 or the Securities Exchange Act of 1934 or incorporated by reference in any document so filed.

      TENNECO INC. COMPENSATION AND BENEFITS COMMITTEE REPORT ON EXECUTIVE
                                  COMPENSATION

     The executive compensation philosophy, policies, plans, and programs of the Company are under the supervision of the Compensation and Benefits Committee (the "Committee"), which is composed of the directors named below, none of whom is an officer or employee of the Company. The Committee has furnished the following report on executive compensation:

  Compensation Philosophy

     The basic philosophy underlying Tenneco's executive compensation policies, plans, and programs is that executive and shareowner financial interests should be aligned as closely as possible, and the compensation package should be based on delivering pay in line with performance.

     Accordingly, the executive compensation program for the Company's Chief Executive Officer ("CEO") and the other executives named in this proxy statement ("Named Executives"), as well as other executives of the Company, has been structured to:

     -- Reinforce a results-oriented management culture with executive pay that varies according to overall corporate, division, and individual performance against aggressive goals.

     -- Focus on annual and long-term business results that lead to improvement in shareowner value.

     -- De-emphasize fixed compensation in the form of base salary and place greater emphasis on variable performance-based and long-term compensation.

     -- Provide incentives, in the form of substantial long-term reward potential, for high-performing senior executives to remain employees of the Company.

     -- Align the interests of the Company's executives and shareowners by accelerating the acquisition and requiring the retention of Tenneco shares by senior executives.

     -- Provide plans that are simple and easy to describe and understand.

     Based on these objectives, the executive compensation program has been designed to generate compensation from several sources: salaries, annual cash incentive awards, stock ownership opportunities, and other benefits typically offered to executives by major corporations.

     The Company's policy is to provide total compensation to its executives based on performance that is competitive and at market levels, for companies of comparable size, when financial and qualitative targets are met. In determining competitive compensation for each of the components of executive compensation described below, Tenneco analyzes data from several independent compensation surveys. The competitive market data used by the Committee includes several of the companies comprising the Peer Group on the Performance Graph, which follows this report. However, their inclusion in this data is a function of their participation in the various nationally recognized compensation surveys in which the Company participates, rather than an alignment of companies in similar industry groups. Salary levels are structured within a range of reputable survey data for comparable companies without regard to the performance of the companies surveyed. Tenneco's compensation plans provide that as an executive's level of responsibility increases, (i) a greater portion of his/her potential total compensation is based on performance (both individual and corporate), and a lesser portion is comprised of salary, causing potentially greater variability in the individual's total compensation from year-to-year, and (ii) the mix of compensation for that executive shifts to a greater portion being derived from compensation plans that result in stock ownership.

     In designing and administering the components of the executive compensation program, the Committee strives to balance short- and long-term incentive objectives and to employ prudent judgment when establishing performance criteria, evaluating performance, and determining actual incentive payments.

     Total executive compensation has two major components: annual cash compensation comprised primarily of salary and bonus; and long-term incentives comprised of performance shares, restricted stock and stock options. The following is a description of each of the components of the executive compensation program along with a discussion of the decisions and action taken by the Committee with regard to 1998 compensation; there also follows a discussion regarding the CEO's compensation.

  Annual Cash Compensation Program

     An executive's annual cash compensation consists of a base salary plus amounts paid in lieu of Company matching contributions to the Thrift Plan and bonuses under the Company's Executive Incentive Compensation Plan. Each year the Committee reviews with the CEO and the senior human resources executive of the Company an annual salary plan for the Company's executives and other key management personnel (excluding the CEO), following which the Committee approves that plan with changes that the Committee deems appropriate. The salary plan that is developed is based in part on competitive market data and on assessments of past and anticipated future performance. The Committee employs competitive market data for directional and guideline purposes in combination with corporate, divisional, and individual performance results. The Committee also reviews, with the assistance of the senior human resources executive and an outside consultant, and sets the salary of the CEO based on similar information and criteria and the Committee's assessment of his past performance and its expectations as to his future contribution in leading the Company. Base salaries for Tenneco's executive officers were increased by 1.0% for 1998, which was significantly below the projected industry average of 4.0-5.0% for executives. Tenneco uses a lower base salary budget for executives as an offset of increased "at risk" compensation in the form of competitive annual incentive and long-term stock awards.

     Annual performance goals are established under the Executive Incentive Compensation Plan at the beginning of each year for purposes of determining incentive awards for that year. At the conclusion of each year, the Committee approves incentive award payments to executives based on the degree of achievement of the goals established at the beginning of that year and on judgments of individual performance. Using net income, cash flow and EVA(R)(1) objectives as a starting point, each business unit receives incentive compensation funds based on judgmental considerations including the degree of difficulty in meeting targets, contribution to overall corporate performance, environmental and safety performance, quality initiatives, equal employment opportunities performance, and technology leadership. The Committee does not place a greater value on any particular one of these considerations; rather the performance against such goals is considered as part of the overall information considered by the Committee. The Committee makes individual awards based upon its evaluation of the individual's contribution to the overall performance results of his/her business unit.

     The 1998 Executive Incentive Compensation Plan payouts were 37% lower than the 1997 Executive Incentive Compensation payouts. This significant reduction was a direct result of the 1998 fiscal performance for the Company.

     The CEO, the Named Executives, and other senior executives of the Company, its subsidiaries, and divisions may receive performance units under the 1996 Stock Ownership Plan. The performance units will permit these executives to earn cash bonuses based upon the attainment of specified goals relating to earnings per share from continuing operations or shareowner returns.

  Long-Term Incentives -- Stock Awards

     The Company's long-term stock incentive plan (1996 Stock Ownership Plan) is designed to align a significant portion of the executive compensation plan with shareowner interests. This plan permits the granting of a variety of long-term awards including stock options, restricted stock, and performance shares. Shares of stock are awarded based on an analysis of competitive levels of stock awards and an assessment of individual performance. As an individual's level of

---------------
1) EVA(R) is after-tax operating profit minus the annual cost of capital. EVA(R) is a registered trademark of Stern Stewart & Co.

responsibility increases, a greater portion of variable performance related compensation will be in the form of stock. For example, at the senior officer level 50-55 percent of total compensation is in the form of stock options and performance shares, while at lower levels 25-30 percent of the total is in stock.

     A special 1998 grant of restricted stock is shown in the Summary Compensation Table on page 12 of this Proxy Statement. This special award is specifically tied to the retention of these key executives through the execution of the major strategic actions which were announced in July 1998. The independent executive compensation consultant advised the Committee that grants of this size and form are commonly used in such restructuring situations. The vesting restrictions are aligned with this retention goal. The Committee approved this grant in recognition of the importance of retaining this group of executive officers through the restructuring process so as to maximize shareholder value.

  Performance Considerations

     The Committee determined that, although weakened by the results of the North American automotive aftermarket, nonetheless the level of the Company's performance during 1998 represented many noteworthy achievements. Factors considered by the Committee included the following achievements and improvements:

FINANCIAL PERFORMANCE

     - Tenneco revenues increased by $377 million or 5.2%.

     - Tenneco's 1998 operating income was $741 million before restructuring charges in 1998, compared to $764 million in 1997. Although consolidated operating income declined compared to 1997, the automotive original equipment, paperboard packaging and specialty packaging business units all registered operating income growth. Difficult automotive aftermarket conditions, including consolidation of customers and high customer inventory levels, more than offset the growth in the other business units.

     - Automotive's original equipment business registered an operating income gain, before restructuring charges, of 21 percent on the strength of placing products on new automotive platforms, particularly in the fast selling light truck/sport utility vehicle markets.

     - The specialty packaging business had an operating income increase before restructuring charges of 12 percent from the integration of acquisitions, including the protective and flexible packaging businesses of KNP BT and the Richter protective packaging business, and on strong product sales volumes.

     - Operating income in the paperboard packaging business increased 135 percent before restructuring charges as pricing improved somewhat over the 1997 period and volume shipments increased.

     - Tenneco's specialty packaging revenues grew by 9.1% and paperboard revenues grew by 9.7% from 1997 to 1998, reflecting both the acquisition integration in the specialty packaging business and the favorable price and volume changes in the paperboard packaging business.

     - Earnings per share from continuing operations before restructuring charges were $1.89 in 1998, down from $2.11 in 1997, despite the operating income improvements in the automotive original equipment, specialty and paperboard packaging business units. The lower operating income from the automotive aftermarket business primarily combined with higher costs related to Tenneco's data center consolidation effort and higher financing costs taken together more than offset the positive results from the other businesses.

     - Tenneco continued to improve results through the identification and elimination of cost of quality such as rework, scrap and defects, throughout the organization.

     - Tenneco initiated aggressive programs to restructure the Automotive aftermarket business and reduce overhead and manufacturing costs throughout Tenneco. These actions are expected to result in at least $135 million in annual cost savings.

STRATEGIC INITIATIVES

     - Tenneco emphasized effective integration in 1998 of recent acquisitions. The KNP BT plastic packaging division acquired in April 1997 added $472 million to sales and $54 million to earnings during 1998. Acquisitions made during the year were focused on creating high impact through brand and product extensions. In March, Tenneco Packaging acquired Richter Manufacturing, a supplier of protective packaging in the western U.S. With 1997 sales of approximately $61 million, Richter gives Tenneco's protective packaging business both brand and product extension coast-to-coast. In September Tenneco Packaging acquired Champion International's ovenable paperboard tray facility in Belvidere, Illinois, which expands Tenneco's existing Pressware(R) dual ovenable paperboard product line.

     - Tenneco initiated a major effort to improve its competitive position through reductions in overhead expenses as well as consolidating manufacturing and distribution operations, primarily in automotive parts, and to a lesser degree, packaging. Tenneco took a pre-tax charge of $100 million in the fourth quarter in conjunction with this cost-reduction program and expects to create annual savings of at least $135 million with 80% expected to occur in 1999. The savings include restructuring automotive aftermarket manufacturing and distribution, packaging restructuring and staff and related cost reductions across all businesses. Additionally, a 33% reduction in Corporate headcount was achieved in 1998, with a 36% reduction in the Greenwich Corporate office.

     - Tenneco continued to intensify its review of strategic alternatives to unlock the value in its businesses, to include among the options the separation of its automotive and packaging businesses. The Company announced, on January 26, 1999, that it had reached a definitive agreement to sell its containerboard business to a joint venture with Madison Dearborn Partners.

     - From late 1996 through 1998, the containerboard mill system has realized over $80 million in annual cost savings through mill modernization, reduced headcount, improved productivity and raw material cost reductions. Another $20 million in annual savings are expected to be achieved in 1999.

     - Volume growth was 5.5% for corrugated versus an industry shipment growth of 1.4%.

ENVIRONMENT/HEALTH/SAFETY

     - Tenneco continued its drive toward world-class performance in the areas of environment, health and safety. Focusing on the welfare of Tenneco employees, overall company-wide injury rates were reduced by approximately 15% for the third consecutive year. Tenneco's emphasis on environmental stewardship resulted in the payment of no fines for 1998; however, we had a slight increase in the number of permit exceedences as compared to 1997. As part of Tenneco's environmental responsibilities, paperboard participates in the Sustainable Forestry Initiative (SFI) which ensures the long-term health and conservation of the forestry resources through activities including forest replantations and the protection of water streams.

INNOVATIONS AND AWARDS

     - Tenneco was recognized by Industry Week as one of the 100 Best-Managed companies in the world for demonstrating superior, consistent management performance. Tenneco was one of only 64 companies that have made the list each of the past three years.

     - Tenneco Automotive continued development of advanced technologies to maintain and expand its strong record of 44 scheduled vehicle launches featuring Tenneco products in 1998. Advances in 1998 included: OEM advanced technology agreements with General Motors on the "Next Generation Vehicle" (ride control), Ford on its "Hybrid Vehicle" (catalysis), Chrysler on the "Prowler" (electronic exhaust), and Porsche on the "Colorado" (thin-wall air gap manifolds). A record of successful innovations helped win the largest ever single order in Tenneco Automotive history with the award of the exhaust systems business for GM's new mid-sized Epsilon platform.

     - Tenneco Automotive's Aberdeen, Mississippi ride control facility was selected as one of Industry Week's top 25 Best Plants in America for 1998 for the third year in a row.

     - Tenneco Automotive was awarded the prestigious Chrysler Technology Role Model Award for the 1998 model year. In a category with more than 11,000 company suppliers, Tenneco Automotive was one of only nine supplier Role Model Award recipients this year.

     - Tenneco Packaging developed a number of innovative products and processes to increase growth in higher margin businesses. In Paperboard Packaging, the Counce Mill initiated annual production of 60,000 tons of mottled white linerboard using a new, industry-leading process, and the Waco facility began production of clay-coated linerboard for use by folding carton divisions as substitutes for higher-priced bleached board. Specialty Packaging began commercial testing of Active Tech(TM) modified atmospheric packaging for meat in three installations, successfully commercialized its first product using the new SlideRite(TM) bag closure system for Kimberly Clark's HUGGIES(R) Supreme Care baby wipes, introduced MediZip(TM) medical and laboratory bags using SlideRite(TM) technology and launched a number of other new products including a new McDonald's breakfast package.

     - Paperboard Packaging's Folding Carton Group received FDA approval and began commercialization of a new product, RepelKote(TM) as a natural, anti-infestation barrier coating that repels insects from dry food packaging.

  CEO and Key Executive Compensation

     As in the past, in determining the overall level of Mr. Mead's compensation and each component thereof, the Committee took into consideration information provided by an independent compensation consultant. As reported in the Summary Compensation Table on page 12 of this Proxy Statement, Mr. Mead's base salary increased from $970,000 to $980,000 effective January 1, 1998, representing a 1% increase. Mr. Mead's base salary is below the 50(th) percentile of base salary paid to chief executive officers at the surveyed companies. Effective January 1, 1999, Mr. Mead's salary remained at $980,000, reflecting the Committee's belief that CEO compensation should primarily consist of performance-based incentives.

     The Committee approved a 1998 annual incentive award of $540,000 for Mr. Mead, which was also significantly below the 50(th) percentile of annual incentive awards paid to chief executive officers at the surveyed companies. In December 1997, Mr. Mead elected to receive options to purchase shares of the Company's Common Stock in lieu of a cash bonus for 1997.

     In January 1998, the CEO received a grant of performance shares in amounts consistent with awards given to other senior executives and reflecting the Committee's judgment based on its evaluation of Mr. Mead's contribution to the Company. Mr. Mead also received a special grant of restricted stock in September 1998. This award is specifically tied to Mr. Mead's retention through the execution of the major strategic actions, which were announced in July 1998.

     Average 1998 bonuses for Tenneco officers were approximately 50% below the 1998 target levels as a result of 1998 fiscal performance.

  $1 Million Tax Limitation

     The Internal Revenue Code of 1986, as amended, imposes a $1 million limit on the amount that a publicly-traded corporation may deduct for compensation paid to the CEO or a Named Executive who is employed on the last day of the year; provided, however, "performance-based compensation" is excluded from this $1 million limitation.

     The 1996 Stock Ownership Plan incorporates the applicable requirements for "performance-based compensation" with respect to certain types of awards.

       Compensation and Benefits Committee

            Clifton R. Wharton, Jr.--Chairman
            Mark Andrews
            Larry D. Brady
            Belton K. Johnson
            Sir David Plastow

PERFORMANCE GRAPH

     The following performance graph compares the Cumulative Total Return (as defined below for the following graph) on a $100 investment on December 31, 1993, in shares of common stock of Old Tenneco with: (i) the Standard & Poor's 500 Stock Index; and (ii) an industry peer group that includes representative companies from the industries in which the Company's automotive and packaging divisions compete.
Performance Graph


                           Dec-93    Dec-94    Dec-95    Dec-96    Dec-97    Dec-98
  Tenneco Inc.             $100.00   $ 83.55   $100.99   $110.86   $ 99.76   $ 88.81
  S&P 500                  $100.00   $101.32   $139.40   $171.40   $228.58   $293.91
  Revenue-weighted
     Composite             $100.00   $ 97.23   $110.84   $136.22   $157.28   $169.06

   BASE-DECEMBER 31, 1993=100

     Since the stock distributions to Tenneco Shareowners in December 1996 as part of the Company's reorganization, the combined equity appreciation of the Newport News Shipbuilding, Inc. and El Paso Natural Gas Company shares is approximately 75% through December 31, 1998.
------------
NOTES:

1. "Cumulative Total Return" of Old Tenneco is based on share price appreciation plus dividends for the five years from December 31, 1993, through December 31, 1998 (assuming the reinvestment of dividends over such period and the reinvestment of the value of the

                                             (Notes continued on following page)

   Newport News Shipbuilding Inc. and El Paso Natural Gas Company shares received as part of the 1996 reorganization, into shares of the Company's Common Stock).

2. The Peer Group, constructed by the Company and comprised of the following companies (which are competitors of the Company's automotive and packaging divisions), is based on market capitalization weighted Cumulative Total Return of the companies comprising the Automotive Parts Portfolio and the Packaging/Forest & Paper Products Portfolio, respectively. Each portfolio is then weighted to reflect Tenneco's revenues within such industry for each year. Such portfolios are re-weighted on a quarterly basis for corporate actions such as divestitures, acquisitions, mergers and bankruptcies. Accordingly, the Automotive Parts Portfolio included Echlin Inc. and ITT Industries Inc. through the third quarter of 1998; and the Packaging/Forest & Paper Products Portfolio included Jefferson Smurfit Corporation and Stone Container Corporation through the fourth quarter of 1998.

   Automotive Parts Portfolio: Allied Signal Inc., Arvin Industries, Inc., Cooper Industries, Inc., Dana Corporation, Echlin Inc., ITT Industries, Inc., Magna International Inc., and TRW Inc. Packaging/Forest & Paper Products
   Portfolio: AEP Industries Inc., Bemis Company, Inc., First Brands Corporation, Great Pacific Enterprises Inc., Georgia-Pacific Corporation, International Paper Company, Fort James Corp., Jefferson Smurfit Corporation, Sonoco Products Company, Stone Container Corporation, The Carlisle Companies Inc., and Temple-Inland Inc.

3. The stock performance shown on this graph is not necessarily indicative of future performance of the Company's Common Stock.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

     The Company has an agreement with Mr. Mead for his employment with the Company providing for the payment to Mr. Mead of a salary of not less than $575,000 per year (with such increases as determined by the Compensation and Benefits Committee of the Board). Also, the Company has agreed that in the event Mr. Mead's employment is terminated for any reason other than for cause, death, or permanent disability, the Company will pay to Mr. Mead an amount equal to three times his annual salary plus $300,000. In the event of Mr. Mead's death prior to retirement, all restrictions remaining on any outstanding awards under the Company's Stock Ownership Plan will lapse, and the shares will be distributed to his estate or his beneficiary, as so designated.

     The Company has an agreement with Mr. Stecko for his employment with the Company providing for the payment to Mr. Stecko of a salary of not less than $320,000 per year (with such increases as determined by the Compensation and Benefits Committee of the Board). Also, the Company has agreed that, in the event Mr. Stecko's employment is terminated for any reason other than for cause, death, or permanent disability, the Company will pay to Mr. Stecko an amount equal to three times his base salary and will purchase his home in accordance with the

Company's home purchase program. In the event Mr. Stecko's employment is terminated within three years of the date of a change-in-control, the Company will pay Mr. Stecko an amount equal to three times his base salary.

     On January 26, 1999, the Company announced that it had entered into an agreement to contribute the containerboard assets of its Paperboard Packaging business into a new joint venture with Madison Dearborn Partners, in exchange for cash and debt assumption totaling approximately $2 billion, assumption of the containerboard business liabilities and a 45% common equity interest in the joint venture. The joint venture entity (to be called Packaging Corporation of America (PCA)) will be headed by Paul T. Stecko, who will serve as its chairman and chief executive officer. The transaction is subject to customary closing conditions. Upon closing of the transaction, Mr. Stecko will resign his position as President and Chief Operating Officer of the Company, but will continue to serve as a Director of the Company. Payments related to his severance will include: (i) a modified lump sum benefit, approximately $1.2 million greater than his current benefit, under the Supplemental Executive Retirement Plan; (ii) treatment of his resignation as an event qualifying him for the payment of the severance amount under his employment contract described above; (iii) a payment of $1.5 million; and (iv) the vesting of performance shares and restricted stock and a prorated bonus for 1999.

     Mr. Stecko will receive a compensation package from PCA which is designed to reflect Mr. Stecko's leadership position within PCA. It is expected that Mr. Stecko will receive a salary and bonus of not less than $1.1 million and certain other customary benefits such as health insurance, stock options and pension plan participation. Mr. Stecko will also receive a sign-on bonus and company-arranged bank financing of up to approximately $2.5 million, which, pursuant to a letter agreement between PCA and Mr. Stecko, must be used to acquire PCA common stock as part of a management equity incentive plan.

     The Company has an agreement with each of Messrs. Blakely and Castellani in the event of termination arising from the restructuring of the Company providing for the payment of an amount equal to three times his then current annual base salary, a pro rata adjusted target bonus for the year in which such termination occurs, and the vesting and distribution of his restricted stock and performance shares (which will be deemed to have been earned at target). Additionally, Mr. Blakely's and Mr. Castellani's stock options will be deemed exercisable and will remain so for the lesser of 5 years or the remaining period of such option, and the Company will forgive the principal balance of the notes executed in connection with relocations to Connecticut, together with any accrued and unpaid interest on such note.

     The Company has established a Benefits Protection Program (the "Program") to enable the Company to continue to attract, retain, and motivate highly qualified officers and employees by eliminating (to the maximum practicable extent) any concern on the part of such individuals that their job security or benefit entitlements will be jeopardized by a "Change-in-Control" of the Company (as such term is defined in the Program). The Program is designed to achieve this purpose through: (i) the establishment of a severance plan for the benefit of certain employees and officers whose position is terminated under certain circumstances following such Change-in-Control; and (ii) the establishment of a trust fund designed to ensure the payment of benefits accrued under certain plans. Under the Program, Messrs. Mead, Stecko, Tetzlaff, Blakely and Castellani would have become entitled to receive payments from the Company in the amount of $4,380,000; $3,110,000; $2,390,000; $2,216,000; and $1,523,000, respectively, had their position been terminated on December 31, 1998, and, in addition, restricted shares held in the name of such individuals would have automatically reverted to the Company, and the Company would have been obliged to pay such individuals the fair market value thereof all as provided by such plans. The performance share equivalent units would also have been fully vested and paid.

TRANSACTIONS WITH MANAGEMENT AND OTHERS

     During fiscal year 1998, certain executive officers of the Company were indebted to the Company. Such indebtedness was incurred in connection with relocation of such persons and all amounts outstanding are secured by a subordinated mortgage note, which accrues interest at the rate of 3% per year on the unpaid balance and matures at the earlier of the individual's termination of employment or the year 2026. Principal is payable in full at maturity and the payment of interest has been deferred for 1998. The Company has provided low-interest loans in the past in connection with executive relocations. The following sets forth the approximate aggregate amount outstanding as of December 31, 1998 (and is the largest aggregate amount outstanding during 1998): Dana G. Mead, $424,723; John J. Castellani, $413,446; Robert T. Blakely, $430,608; and Karl A. Stewart, $437,512.

     During fiscal year 1998, the Company and its subsidiaries paid the firm Eickhoff Economics, Inc., of which Ms. Eickhoff is the sole owner, approximately $25,000 for financial consulting services (which services will not be provided in 1999); and paid the law firm of Jenner & Block, of which Theodore R. Tetzlaff, General Counsel of the Company, is a partner, approximately $13.5 million for legal services (pursuant to an agreement with the Company, Mr. Tetzlaff has agreed to devote whatever time is necessary to attend to the responsibilities of General Counsel of the Company and will not receive from Jenner & Block any part of the fees paid by the Company to that firm during such period he serves as General Counsel). Such payments were for transactions in the ordinary course of business. For a description of matters relating to the Paperboard Packaging transaction, see "Employment Contracts and Termination of Employment and Change-in-Control Arrangements" above.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Messrs. Andrews, Brady, Johnson, Plastow, and Wharton are members of the Compensation and Benefits Committee of the Board of Directors (the "Committee"). All five members of the Committee are Outside Directors, none of whom has any direct or indirect material interest in or relationship with the Company or any of its subsidiaries, other than stock ownership, as discussed above, and as relates to his position as a Director. During 1998, none of the executive officers of the Company served on the board of directors or compensation committee of any entity whose officers served either on the Board of Directors of the Company or on the Committee.

           APPROVAL OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS
                                    (ITEM 2)

          THE BOARD OF DIRECTORS RECOMMENDS APPROVAL OF THIS PROPOSAL.

     Financial statements of the Company and its consolidated subsidiaries are included in the Company's Annual Report furnished to all Shareowners. Upon recommendation of the Audit Committee of the Board of Directors, the Board of Directors has appointed Arthur Andersen LLP as independent public accountants for the Company to examine its consolidated financial statements for the year ending December 31, 1999, and has determined that it would be desirable to request that the Shareowners approve the appointment. The vote of a majority of the shares, present in person or by proxy, constituting a quorum at the meeting is required to approve the appointment. If the Shareowners should not approve the appointment, the Audit Committee and the Board would reconsider the appointment. Arthur Andersen LLP also acted as the Company's principal accountants for the fiscal year ended December 31, 1998. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and are also expected to be available to respond to appropriate questions.

                              SHAREOWNER PROPOSAL
                                    (ITEM 3)

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS SHAREOWNER PROPOSAL.

     The Company has been informed that the New York City Fire Department Pension Fund, c/o Alan G. Hevesi, Comptroller, City of New York, Office of the Comptroller, 1 Centre Street, New York, NY, 10007-2341, the holder of 95,608 shares of Common Stock, intends to submit a proposal for action at the Annual Meeting of Shareowners.

     The vote of a majority of the shares, present in person or by proxy, constituting a quorum at the meeting is required to approve the shareowner proposal. The Board of Directors is opposed to this proposal.

SHAREOWNER PROPOSAL.

     "Submitted on behalf of the New York City Fire Department Pension fund by Alan G. Hevesi, Comptroller of the City of New York.

     "BE IT RESOLVED, that the stockholders of Tenneco Inc. request that the Board of Directors take the necessary steps to declassify the Board of Directors and establish annual elections of directors, whereby directors would be elected annually and not by classes. This policy would take effect immediately, and be applicable to the re-election of any incumbent director whose term, under the current classified system, subsequently expires.

                             "SUPPORTING STATEMENT"

     "We believe that the ability to elect directors is the single most important use of the shareholder franchise. Accordingly, directors should be accountable to shareholders on an annual basis. The election of directors by classes, for three-year terms, in our opinion, minimizes accountability and precludes the full exercise of the rights of shareholders to approve or disapprove annually the performance of a director or directors.

     "In addition, since only one-third of the Board of Directors is elected annually, we believe that classified boards could frustrate, to the detriment of long-term shareholder interests, the efforts of a bidder to acquire control or a challenger to engage successfully in a proxy contest."

     "We urge your support for the proposal which requests the Board of Directors to take the necessary steps to repeal the classified board and establish that all directors be elected annually."

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE SHAREOWNER PROPOSAL.

     The classification of the Board of Directors was approved by the Company's Shareowners at the 1985 Annual Meeting of Shareowners and accordingly, is required by the Company's Certificate of Incorporation. Your Board believes that a classified board structure with approximately one-third of the Board being elected annually for a three-year term continues to be beneficial to the Shareowners for the following reasons:

     - A classified board enhances the stability of your Board of Directors and the policies formulated by the Board. This permits more effective long-term strategic planning, since a majority of the directors at any one time will have prior experience as directors of the Company.

     - A classified board also helps the Company attract and retain highly qualified individuals who are willing to invest the time and dedication necessary to learn and understand the Company, its operations, and its competitive environment.

     - Your Board believes that the continuity and quality of leadership resulting from the classified board create long-term value for the Company's Shareowners.

     - A classified board permits your Board to more effectively represent the interests of all Shareowners, including responding to circumstances created by demands or actions by a minority Shareowner or group.
         For example, this structure would encourage persons seeking to acquire the Company to enter into arms-length negotiations with your Board, and it gives the Board the time needed to consider such proposals and help ensure that the best value will be obtained in any transaction involving the Company.

     - All 50 States, including Delaware, and the New York Stock Exchange ("NYSE") expressly recognize the establishment of a classified board of directors and your Company has followed the procedures prescribed by Delaware law and the rules of the NYSE.

     - Your Board is not alone in its belief that a classified board offers numerous advantages; in fact, in a study of more than 1,900 public companies, a clear majority were found to have classified board structures.

     Your Board does not believe that classification in any manner affects its accountability to the Company's Shareowners or would lead to the entrenchment of Tenneco's management, especially in light of the fact that only two out of twelve members of the Board are officers of the Company. Evidence supporting this belief may also be found in the Board's actions over the last seven years. In 1991, the Board made one of the toughest decisions a corporate board can face by bringing in a new management team to lead Tenneco out of crisis. In 1996, the Board implemented a major reorganization of the Company which included the spin-off of the shipbuilding business and the merger of the energy business. Since that time your Board has continued to lead the Company toward the completion of its comprehensive long-term plan to enhance Shareowner value.

     Under the corporate law of the State of Delaware, the state in which the Company is incorporated, the action recommended in the shareowner's proposal could be taken only if: (i) the Board of Directors recommended an amendment to the Company's Restated Certificate of Incorporation and directed that the amendment be submitted to a vote of the Company's Shareowners; and (ii) the amendment is approved at a future meeting of Shareowners. Therefore, a vote in favor of this shareowner proposal is only an advisory recommendation to the Board of Directors that it take steps to initiate such an amendment. The Board of Directors has not recommended, and does not recommend, such an amendment.

     The Board of Directors urges a vote AGAINST the shareowner proposal (Item
3).

                                 OTHER MATTERS

     The Board of Directors is not aware of any other matters that may properly come before the Annual Meeting. However, should any such matters come before the Annual Meeting, it is the intention of the persons named in the enclosed form of Proxy to vote all proxies (unless otherwise directed by Shareowners) in accordance with their judgment on such matters.

                   EFFECT OF ABSTENTIONS AND BROKER NON-VOTE

     The Company's By-Laws require a majority of the shares authorized to vote at the Annual Meeting of Shareowners be present, in person or by proxy, to establish a quorum. Shares abstaining with regard to a matter to be presented to the Shareowners and shares for which voting power has been withheld, such as broker non-votes, constitute part of the quorum present with respect to such matter. Consequently, the number of shares representing the quorum present for the meeting is the same as the number of shares present for action on a particular proposal. Votes withheld (for the election of directors) have the effect of a vote "against," and abstentions and broker non-votes have the effect of "no" votes.

                       SOLICITATION OF PROXIES AND VOTING

     Shareowners may specify their choices by marking the appropriate boxes on the proxy card. Shares will be voted in accordance with such instructions. However, it is not necessary to mark any boxes to vote in accordance with the Board of Directors' recommendations; merely sign, date and return the proxy card in the envelope provided.

     Alternatively, in lieu of returning signed proxy cards, Shareowners can vote their shares over the internet or by calling a specially designated telephone number which appears on the proxy cards. These new internet and telephone voting procedures are designed to authenticate Shareowners' identities, allow Shareowners to provide their voting instructions and confirm the proper recording of those instructions. Specific instructions for Shareowners who wish to use the internet or telephone voting procedures are set forth on the enclosed proxy card.

     A proxy may be revoked at any time prior to the voting at the meeting by submitting a later dated proxy (including a proxy via the internet or telephone) or by giving timely written notice of such revocation to the Secretary of the Company.

     The cost of solicitation of proxies will be borne by the Company. Solicitation will be made by mail, and may be made by directors, officers, and employees, personally or by telephone, telecopy, or telegram. Proxy cards and material also will be distributed to beneficial owners of stock through brokers, custodians, nominees, and other like parties, and the Company expects to reimburse such parties for their charges and expenses. Georgeson & Co. Inc., New York, New

York, has been retained to assist the Company in the solicitation of proxies at a fee estimated not to exceed $25,000.

                       SUBMISSION OF SHAREOWNER PROPOSALS

  Shareowner Proposals -- Inclusion in Company Proxy Statement

     For a Shareowner proposal to be considered by the Company for inclusion in the Company's proxy statement and form of proxy relating to the 2000 Annual Meeting of Shareowners, the proposal must be received by the Company by December 3, 1999.

  Other Shareowner Proposals -- Discretionary Voting Authority and By-Law Requirements

     With respect to Shareowner proposals not included in the Company's proxy statement and form of proxy, the Company may utilize discretionary authority conferred by proxy in voting on any such proposals if, among other situations, the Shareowner does not give timely notice of the matter to the Company by the date determined under the Company's By-Laws for the submission of business by Shareowners. The Company's By-Laws state that to be timely, notice and certain related information must be received at the principal executive offices not less than 50 and no more than 75 days prior to the date of the meeting; provided, however, that if less than 65 days' notice or prior public disclosure of the meeting date is given or made to Shareowners, notice of the matter must be received not later than the close of business on the 15th day following the date of notice or public disclosure of the meeting date, whichever occurs first. It is currently expected that the 2000 Annual Meeting of Shareowners will be held on May 9, 2000. Therefore, to be timely under the Company's By-Laws, a proposal not included by or at the direction of the Board must be received not earlier than February 24, 2000 nor later than March 20, 2000. A press release announcing such date and other details relating to such Annual Meeting will be issued in January 2000.

                                                      KARL A. STEWART
                                               Vice President and Secretary

                            ------------------------

THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH PERSON WHOSE PROXY IS BEING SOLICITED, UPON THE WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1998, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO. REQUESTS FOR COPIES OF SUCH REPORT SHOULD BE DIRECTED TO KARL A. STEWART, VICE PRESIDENT AND SECRETARY, TENNECO INC., 1275 KING STREET, GREENWICH, CONNECTICUT 06831-2946.

                                           NOTICE OF ANNUAL
                                           MEETING AND
                                           PROXY STATEMENT

                                           -------------------------------------

                                           ANNUAL MEETING
                                           OF SHAREOWNERS
                                           MAY 11, 1999

                                           TENNECO INC
                                           1275 KING STREET, GREENWICH,
                                           CONNECTICUT 06831-2946

                                                       TENNECO LOGO

TENNECO INC
1275 KING STREET
GREENWICH, CONNECTICUT 06831-2946
(203) 863-1000                                                    [TENNECO LOGO]

                                                                   April 1, 1999

Dear Benefit Plan Participant:

     The Annual Meeting of Shareowners of Tenneco Inc. is scheduled to be held in Greenwich, Connecticut, at 10:30 a.m., on Tuesday, May 11, 1999. A copy of the Notice and Proxy Statement, which is being sent to all registered Shareowners in connection with the Annual Meeting is enclosed for your information.

     Also enclosed with this letter is a form of proxy card, which designates the number of shares held in your benefit plan account. By executing this proxy card you instruct the benefit plan trustee (the "Trustee") how to vote the shares of Tenneco Inc. stock in your account which you are entitled to vote. The Trustee will vote all shares eligible to be voted by benefit plan participants in accordance with their instructions.

     If you return your form of proxy executed but without furnishing voting instructions, the eligible shares in your account will be voted by the Trustee, as holder of record of the shares in your account, FOR the election of the nominees for Directors named in the Proxy Statement, FOR the approval of the appointment of Arthur Andersen LLP as the Company's independent public accountants for the year 1999, AGAINST the shareowner proposal, and as recommended by Management on all other matters to be considered at the Annual Meeting.

     If you do not return your executed form of proxy to the Trustee, then your shares can be voted by the Trustee only in accordance with the requirements of your benefit plan, which may or may not reflect your views.

     Your vote is important. Please send your executed form of proxy card with your voting instructions at your earliest opportunity. For your convenience, a return envelope is enclosed.

                                                  YOUR BENEFITS COMMITTEE

P
R                                                                 [TENNECO LOGO]
O
X
Y
                                  TENNECO INC.

                   ANNUAL MEETING OF SHAREOWNERS MAY 11, 1999

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned does hereby appoint D.G. MEAD, W.L. WEISS, and K.A. STEWART, and any of them, with full power of substitution, as Proxies to vote, as directed on the reverse side of this card, or, if not so directed, in accordance with the Board of Directors' recommendations, all shares of Tenneco Inc. held of record by the undersigned at the close of business on March 19, 1999, and entitled to vote at the Annual Meeting of Shareowners of Tenneco Inc. to be held at 10:30 a.m., May 11, 1999, at the Corporate Headquarters of Tenneco Inc., 1275 King Street, Greenwich, Connecticut, or at any adjournment thereof, and to vote, in their discretion, upon such other matters as may properly come before the Annual Meeting.

         Election of Directors-Nominees:
                  01) Sir David Plastow
                  02) Paul T. Stecko

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The Proxies cannot vote your shares unless you sign and return this card.

--------------------------------------------------------------------------------
  - FOLD AND DETACH HERE IF YOU ARE RETURNING YOUR VOTED PROXY CARD BY MAIL -



                                 [TENNECO LOGO]


                                  TENNECO INC.

                         Annual Meeting of Shareowners

                                  May 11, 1999
                                   10:30 a.m.
                                1275 King Street
                              Greenwich, CT 06831

/X/      Please mark your
         votes as in this                                                [0410
         example.

         THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2 AND AGAINST ITEM 3.




THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2 AND AGAINST ITEM 3      THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST
                                                                                   THE SHAREOWNER PROPOSAL (ITEM 3)
                      FOR    WITHHELD                     FOR    AGAINST  ABSTAIN                           FOR    AGAINST   ABSTAIN
1.   Election of                        2. Approval of                              3. Shareowner Proposal
     Directors         / /      / /        Independent     / /     / /      / /        concerning            / /     / /      / /
     (see reverse)                         Accountants                                 Classified Board
                                           for year 1999

For, except vote withheld from the following nominee:

                                                                                     4. In the discretion of the Proxies named
--------------------------------------                                                  herein, the Proxies are authorized to vote
                                                                                        upon other matters as may properly come
                                                                                        before the meeting.


                                                                                        The signer hereby revokes all proxies
                                                                                        heretofore given by the signer to vote at
                                                                                        said meeting or any adjournments thereof.


                                                                                          NOTE: Please sign exactly as name appears
                                                                                                hereon. Joint owners should each
                                                                                                sign. When signing as attorney,
                                                                                                executor, administrator, trustee,
                                                                                                or guardian, please give full title
                                                                                                as such.

                                                                                        --------------------------------------------

                                                                                        --------------------------------------------
                                                                                        SIGNATURE                        DATE
------------------------------------------------------------------------------------------------------------------------------------
                     - FOLD AND DETACH HERE IF YOU ARE RETURNING YOUR VOTED PROXY CARD BY MAIL -



                                  TENNECO INC.

Dear Shareowner:

Tenneco Inc. encourages you to take advantage of new and convenient ways by which you can vote your shares. You can vote your shares electronically through the internet or the telephone. This eliminates the need to return the proxy card.

To vote your shares electronically you must use the control number printed in the box above, just below the perforation. The series of numbers that appear in the box above must be used to access the system.

1. To vote over the internet:
       - Log on to the internet and go to the web site http://www.eproxyvote.com/ten

2. To vote over the telephone:
       - On a touch-tone telephone call 1-877-PRX-VOTE (1-877-779-8683) 24 hours a day, 7 days a week

Your electronic vote authorizes the named proxies in the same manner as if you marked, signed, dated and returned the proxy card.

If you choose to vote your shares electronically, there is no need for you to mail back your proxy card.

                 YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING.